                                                                    EXHIBIT (12)

                        HONEYWELL INC. AND SUBSIDIARIES
            COMBINED WITH PROPORTIONAL SHARES OF 50% OWNED COMPANIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 1995
                             (DOLLARS IN MILLIONS)

                                                                          1995       1994       1993       1992       1991
                                                                        ---------  ---------  ---------  ---------  ---------
Income before income taxes............................................  $  505.50  $  369.70  $  478.50  $  634.70  $  509.40
Deduct:
  Equity income.......................................................      13.60      10.50      17.80      15.80      14.60
                                                                        ---------  ---------  ---------  ---------  ---------
  Subtotal............................................................     491.90     359.20     460.70     618.90     494.80
Add (Deduct):
  Dividends from less than 50% owned companies........................       2.58       2.37       2.10       1.54       1.44
  Proportional share of income (loss) before
   income taxes of 50% owned companies................................        .41      (2.83)       .30        .79        .31
                                                                        ---------  ---------  ---------  ---------  ---------
Adjusted income.......................................................     494.89     358.74     463.10     621.23     496.55
                                                                        ---------  ---------  ---------  ---------  ---------
Fixed charges
Interest on indebtedness:
  Honeywell Inc. and subsidiaries.....................................      79.66      72.89      65.46      87.54      87.23
  50% owned companies.................................................     --         --         --         --         --
                                                                        ---------  ---------  ---------  ---------  ---------
  Subtotal............................................................      79.66      72.89      65.46      87.54      87.23
Amortization of debt expense..........................................       3.66       2.61       2.54       2.36       2.17
Interest portion of rent expense......................................      47.80      45.64      44.75      42.68      39.87
                                                                        ---------  ---------  ---------  ---------  ---------
Total fixed charges...................................................     131.12     121.14     112.75     132.58     129.27
                                                                        ---------  ---------  ---------  ---------  ---------
Total available income................................................  $  626.01  $  479.88  $  575.85  $  753.81  $  625.82
                                                                        ---------  ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges....................................       4.77       3.96       5.11       5.69       4.84
                                                                        ---------  ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------  ---------

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